Exhibit (h)(23)

First Amendment to the Accounting and Administrative Services Agreement

This first amendment (“Amendment”) is made and effective as of May 18, 2017 to the Accounting and Administrative Services Agreement dated January 30, 2009, by and between Waddell & Reed Advisors Funds (the “Trust”), a Delaware statutory Trust, and Waddell & Reed Services Company, a Missouri corporation (“WRSCO”)(the “Agreement”).

WHEREAS:

A.	The Trust and WRSCO (each a “Party”, together the “Parties”) agreed to enter into the Agreement which appointed WRSCO to be its Accounting Services Agent and sets for WRSCO’s duties to perform certain administrative services with respect to each of its series listed in Appendix in the Agreement; and

B.	the Parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE in consideration of the mutual covenants by each of the parties to this Amendment herein contained, and other valuable consideration (the receipt and sufficiency whereof is hereby acknowledged by each Party), the Parties hereby agree to amend the Agreement as follows:

1.	Section “C” to the Agreement shall be deleted in its entirety and replaced with the following:

C.	Compensation of WRSCO

Each Fund agrees to pay to WRSCO for its services under this Agreement, an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

1.	Each Fund – Except Waddell & Reed Advisors Wilshire Global Allocation Fund

Each Fund, except Waddell & Reed Advisors Wilshire Global Allocation Fund agrees to pay to WRSCO for its services under this Agreement, an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

Fund’s Average Daily Net Assets for the Month	Monthly Fee

$ 0 - $ 10 million	$ 0
$ 10 - $ 25 million	$ 958
$ 25 - $ 50 million	$ 1,925
$ 50 - $100 million	$ 2,958
$100 - $200 million	$ 4,033
$200 - $350 million	$ 5,267
$350 - $550 million	$ 6,875
$550 - $750 million	$ 8,025
$750 - $ 1.0 billion	$ 10,133
$1.0 billion and over	$ 12,375

In addition, for each class of shares in excess of one, each Fund pays WRSCO a monthly per-class fee equal to 2.5% of the monthly base fee.

Each Fund also pays monthly a fee paid at the annual rate of .01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion. This fee may be voluntarily waived until Fund assets are at least $10 million.

2.	Waddell & Reed Advisors Wilshire Global Allocation Fund

Waddell & Reed Advisors Wilshire Global Allocation Fund (the “Fund”) agrees to pay to WRSCO for its services under the Agreement an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

Fund’s Average Daily Net Assets for the Month	Monthly Fee

$ 0 - $ 10 million	$ 0
$ 10 - $ 25 million	$ 479.00
$ 25 - $ 50 million	$ 962.50
$ 50 - $100 million	$1,479.00
$100 - $200 million	$2,016.50
$200 - $350 million	$2,633.50
$350 - $550 million	$3,437.50
$550 - $750 million	$4,012.50
$750 - $ 1.0 billion	$5,066.50
$1.0 billion and over	$6,187.50

In addition, for each class of shares in excess of one, the Fund shall pay to WRSCO a monthly per-class fee equal to 1.25% of the monthly base fee.

The Fund shall also pay a monthly fee to WRSCO at the annual rate of 0.01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion. This fee may be voluntarily waived until Fund assets are at least $10 million.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WADDELL & REED ADVISORS FUNDS

/s/ Philip J. Sanders
By: Philip J. Sanders
Title: President

WADDELL & REED SERVICES COMPANY

/s/ Brent K. Bloss
By: Brent K. Bloss
Title: Senior Vice President